Amendment No. 8

to the

Agreement and Declaration of Trust

of

Advisers Investment Trust

RESOLVED, that pursuant to Section 7.3 of the Agreement and Declaration of Trust of Advisers Investment Trust (the “Trust”) dated as of March 1, 2011 (“Declaration”), a separate series of the shares of beneficial interest of the Trust shall hereby be established, relating to the JOHCM US Small Mid Cap Fund and the JOHCM Emerging Markets Small Cap Fund (collectively, the “Funds”); and

FURTHER RESOLVED, that the first paragraph of Article IV, Section 4.2 of the Declaration be, and such paragraph hereby is, amended by deleting such first paragraph of Article IV, Section 4.2, in its entirety, and substituting in place thereof the following new first paragraph of Article IV, Section 4.2:

Section 4.2 Establishment and Designation of Series. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series or Classes, the Trustees hereby establish and designate the following Series and Classes of Shares: Independent Franchise Partners US Equity Fund, Lion Global Investors AsiaPac Dividend Fund – Class A, Class C and Class I, Lion Global Investors Asian Credit High Yield Fund – Class A, Class C and Class I, Lion Global Investors Asian Local Currency Bond Fund – Class A, Class C and Class I, AIT Global Emerging Markets Opportunity Fund – Class A, Class C and Class I, Vontobel International Equity Institutional Fund – Class I, Vontobel Global Equity Institutional Fund – Class I, JOHCM Emerging Markets Opportunities Fund – Institutional Shares, Class I and Class II, JOHCM International Select Fund – Institutional Shares, Class I and Class II, JOHCM Global Equity Fund – Institutional Shares, Class I and Class II, JOHCM International Small Cap Equity Fund – Institutional Shares, Class I and Class II, JOHCM Asia Ex-Japan Fund – Institutional Shares, Class I and Class II, JOHCM US Small Mid Cap Fund – Institutional Shares, Class I, Class II, and Class III, JOHCM Emerging Markets Small Mid Cap Fund – Institutional Shares, Class I, Class II and Class III. The Shares of these Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

Dated: September 10, 2014	/s/ Dina A. Tantra
Dina A. Tantra, President Advisers Investment Trust